[LETTERHEAD OF BROCKER TECHNOLOGY GROUP]


BROCKER OBTAINS RECEIPT FOR QUALIFYING ISSUANCE OF SPECIAL WARRANTS

Edmonton, AB - SEPTEMBER 1, 2000. Brocker Technology Group Ltd. (Nasdaq: BTGL, TSE:BKI, http://www.brockergroup.com), a global innovator in business-to-business communications, today announced that it has been issued a receipt for its final Prospectus dated August 28, 2000 which qualifies the distribution of 3,780,000 common shares that will be issued under Special Warrants. The Special Warrants were issued in two private placements completed in December 1999 and January 2000 that raised proceeds for Brocker totaling CDN$16.11 million.

The Company will have 19,342,045 common shares issued and outstanding after this issuance. A complete version of the Prospectus can be viewed at the SEDAR website at http://www.sedar.com.

About Brocker Technology Group Ltd.

Brocker Technology Group Ltd. http://www.brockergroup.com is a global innovator in business-to-business communications focusing on application development, technical consulting services, application hosting, and vendor services (Brocker's original technology distribution and service business). Brocker's e-communications products, collectively called EC Suite (Enterprise Communication Suite), include Supercession http://www.supercession.com
(e-business       transaction       processing       software),       Bloodhound
http://www.bloodhound.co.nz (unified messaging software) and Powerphone (caller ID software that also displays all of the client's transaction history). Brocker has established partnering agreements with KPMG and PeopleSoft. Brocker's Supercession is designed to integrate with PeopleSoft's non-internet based ERP software.

Brocker began trading on the Nasdaq National Market on Monday, August 21, 2000.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. In addition, completion of the acquisition of Certus Project Consulting Ltd. is dependent upon completion of satisfactory due diligence, the entering into of a mutually acceptable formal agreement, and is subject to obtaining required regulatory approvals, and there is no assurance that this proposed acquisition will be completed. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.


CORPORATE CONTACT
Brocker Technology Group
Robert Rowell
Tel: (800) 299-7823
Email: rrowell@brockergroup.com
Web: http://www.brockergroup.com

INVESTOR & MEDIA RELATIONS (U.S.)        INVESTOR & MEDIA RELATIONS (CANADA)
Wall Street Investor Relations     or    mindshare
Ms. Lisa Arnold                          communications
Tel: (301) 907-4092                      Toll Free: (888) 301-6788
Email: larnold@wallstreetir.com          Fax: (604) 806-3367
Web: http://www.wallstreetir.com         Email: btgl@mindsharecommunications.com


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